Exhibit 99.1

FOR IMMEDIATE RELEASE

Forrester Research Reports 2015 Third-Quarter Financial Results

Cambridge, Mass., October 28, 2015 . . . Forrester Research, Inc. (Nasdaq: FORR) today announced its 2015 third-quarter financial results.

Third-Quarter Financial Performance

Total revenues were $74.8 million for the third quarter of 2015, compared with $75.4 million for the third quarter of 2014. Research revenues increased 3%, and advisory services and events revenues decreased 9%, compared with the third quarter of 2014. On a constant currency basis, research revenues increased 7%, and advisory services and events revenues decreased 6%, compared with the third quarter of 2014.

On a GAAP basis, net income was $4.5 million, or $0.25 per diluted share, for the third quarter of 2015, compared with net income of $3.0 million, or $0.16 per diluted share, for the same period in 2014.

On a pro forma basis, net income was $5.5 million, or $0.30 per diluted share, for the third quarter of 2015, which reflects a pro forma effective tax rate of 38%. Pro forma net income excludes stock-based compensation of $2.2 million, amortization of acquisition-related intangible assets of $0.2 million, reorganization costs of $0.9 million, and net investment gains of $0.2 million. This compares with pro forma net income of $4.7 million, or $0.25 per diluted share, for the same period in 2014, which reflects a pro forma tax rate of 38%. Pro forma net income for the third quarter of 2014 excludes stock-based compensation of $2.0 million, amortization of acquisition-related intangible assets of $0.5 million, a credit for reorganization costs of $0.1 million, and net investment losses of $0.1 million.

“We met revenue and exceeded earnings-per-share guidance as we continue to see appetite from clients to develop a customer-obsessed business strategy,” said George F. Colony, Forrester’s chairman and chief executive officer. “The work to optimize our products and operations continues, and we anticipate increased momentum throughout the fourth quarter and into 2016.”

Forrester is providing fourth-quarter 2015 financial guidance as follows:

Fourth-Quarter 2015 (GAAP):

•	Total revenues of approximately $78.0 million to $82.0 million.
•	Operating margin of approximately 2.5% to 4.5%.
•	Other income, net of zero.
•	An effective tax rate of 38%.
•	Diluted earnings per share of approximately $0.06 to $0.10.

Fourth-Quarter 2015 (Pro Forma):

Pro forma financial guidance for the fourth quarter of 2015 excludes stock-based compensation expense of $2.3 million to $2.6 million, amortization of acquisition-related intangible assets of approximately $0.2 million, and any investment gains or losses.

•	Pro forma operating margin of approximately 6.0% to 8.0%.
•	Pro forma effective tax rate of 38%.
•	Pro forma diluted earnings per share of approximately $0.15 to $0.19.

Our full-year 2015 guidance is as follows:

Full-Year 2015 (GAAP):

•	Total revenues of approximately $311.0 million to $315.0 million.
•	Operating margin of approximately 5.0% to 6.0%.
•	Other income, net of $0.3 million.
•	An effective tax rate of 35%.
•	Diluted earnings per share of approximately $0.61 to $0.65.

Full-Year 2015 (Pro Forma):

Pro forma financial guidance for full-year 2015 excludes stock-based compensation expense of $8.2 million to $8.5 million, reorganization costs of $4.4 million, amortization of acquisition-related intangible assets of approximately $0.9 million, and any investment gains or losses.

•	Pro forma operating margin of approximately 9.5% to 10.5%.
•	Pro forma effective tax rate of 38%.
•	Pro forma diluted earnings per share of approximately $1.04 to $1.08.

Quarterly Dividend

Forrester also announced today that its board of directors has approved a quarterly cash dividend of $0.17 per share, payable December 16, 2015, to shareholders of record on December 2, 2015.

About Forrester Research

Forrester Research is one of the most influential research and advisory firms in the world. We work with business and technology leaders to develop customer-obsessed strategies that drive growth. Forrester’s unique insights are grounded in annual surveys of more than 500,000 consumers and business leaders worldwide, rigorous and objective methodologies, and the shared wisdom of our most innovative clients. Through proprietary research, data, custom consulting, exclusive executive peer groups, and events, the Forrester experience is about a singular and powerful purpose: to challenge the thinking of our clients to help them lead change in their organizations. For more information, visit forrester.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, Forrester’s financial guidance for the fourth quarter of and full-year 2015, statements about the success of operational improvements, and statements about Forrester’s future financial performance and financial condition. These statements are based on Forrester’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and results to differ include, among others, Forrester’s ability to retain and enrich memberships for its research products and services, demand for advisory and consulting services, technology spending, Forrester’s ability to respond to business and economic conditions and market trends, Forrester’s ability to develop and offer new products and services, the risks and challenges inherent in international business activities, competition and industry consolidation, the ability to attract and retain professional staff, Forrester’s dependence on key personnel, Forrester’s ability to realize the anticipated benefits from recent internal reorganizations, the possibility of network disruptions and security breaches, Forrester’s ability to enforce and protect its intellectual property, and possible variations in Forrester’s quarterly operating results. Financial guidance regarding shares outstanding and per-share amounts is based on certain assumptions that are subject to change, including as a result of the number of shares repurchased by Forrester under its announced share repurchase program. Dividend declarations are at the discretion of Forrester’s board of directors, and plans for future dividends may be revised by the board at any time. Forrester undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to Forrester’s reports and filings with the Securities and Exchange Commission.

The consolidated statements of income and the table of key financial data are attached.

Contact:

Michael Doyle

Chief Financial Officer

Forrester Research, Inc.

+1 617.613.6000

mdoyle@forrester.com

Phil LeClare

Director, Public Relations

Forrester Research, Inc.

+ 1 617.613.6441

press@forrester.com

© 2015, Forrester Research, Inc. All rights reserved. Forrester is a trademark of Forrester Research, Inc.

Forrester Research, Inc.

Consolidated Statements of Income

(Unaudited, In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues:
Research services	$52,205	$50,622	$156,667	$153,737
Advisory services and events	22,548	24,741	76,084	77,644

Total revenues	74,753	75,363	232,751	231,381
Operating expenses:
Cost of services and fulfillment	29,222	30,105	92,543	93,143
Selling and marketing	27,460	27,677	85,572	86,190
General and administrative	9,530	10,023	28,564	29,365
Depreciation	2,048	2,174	6,251	7,236
Amortization of intangible assets	224	530	669	1,605
Reorganization costs (credits)	928	(71)	4,433	1,817

Total operating expenses	69,412	70,438	218,032	219,356
Income from operations	5,341	4,925	14,719	12,025
Other income, net	159	232	342	247
Gains (losses) on investments, net	245	(105)	236	(25)

Income before income taxes	5,745	5,052	15,297	12,247
Income tax provision	1,295	2,009	5,321	4,981

Net income	$4,450	$3,043	$9,976	$7,266

Diluted income per common share	$0.25	$0.16	$0.55	$0.38

Diluted weighted average shares outstanding	18,065	18,549	18,231	19,169

Basic income per common share	$0.25	$0.17	$0.55	$0.38

Basic weighted average shares outstanding	17,892	18,287	17,986	18,886

Pro forma data (1):
Income from operations	$5,341	$4,925	$14,719	$12,025
Amortization of intangible assets	224	530	669	1,605
Reorganization costs (credits)	928	(71)	4,433	1,817
Stock-based compensation included in the following expense categories:
Cost of services and fulfillment	1,183	1,134	3,218	3,005
Selling and marketing	331	302	754	767
General and administrative	710	547	1,913	1,376

Pro forma income from operations	8,717	7,367	25,706	20,595
Other income, net	159	232	342	247

Pro forma income before income taxes	8,876	7,599	26,048	20,842
Pro forma income tax provision	3,373	2,888	9,898	7,920

Pro forma net income	$5,503	$4,711	$16,150	$12,922

Pro forma diluted income per share	$0.30	$0.25	$0.89	$0.67

Pro forma diluted weighted average shares outstanding	18,065	18,549	18,231	19,169

(1)	Forrester believes that pro forma financial results provide investors with consistent and comparable information to aid in the understanding of Forrester’s ongoing business, and are also used by Forrester in making compensation decisions. Our pro forma presentation excludes amortization of acquisition-related intangible assets, stock-based compensation, reorganization costs (credits) and net gains or losses from investments, as well as their related tax effects. The pro forma data does not purport to be prepared in accordance with Accounting Principles Generally Accepted in the United States.

Forrester Research, Inc.

Key Financial Data

(Unaudited, dollars in thousands)

	September 30,	December 31,
	2015	2014
Balance sheet data:
Cash, cash equivalents and marketable investments	$104,151	$104,535
Accounts receivable, net	$37,379	$67,429
Deferred revenue	$124,195	$144,568

	Nine Months Ended September 30,
	2015	2014
Cash flow data:
Net cash provided by operating activities	$28,218	$27,851
Purchases of property and equipment	$(2,316)	$(1,110)
Repurchases of common stock	$(18,639)	$(66,557)
Dividends paid	$(9,163)	$(9,053)

	As of September 30,
	2015	2014
Metrics:
Agreement value	$233,300	$226,900
Client retention	80%	76%
Dollar retention	91%	89%
Enrichment	97%	97%
Number of clients	2,482	2,452

	As of September 30,
	2015	2014
Headcount:
Total headcount	1,321	1,316
Research and consulting staff	491	511
Sales staff	513	494